Exhibit 5.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

April 5, 2006

ICT Group, Inc.

100 Brandywine Boulevard

Newtown, PA 18940

Re:	ICT Group, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ICT Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement incorporates by reference in its entirety the Registration Statement on Form S-3 (File No. 333-87912), filed with the SEC, and ordered effective on May 20, 2002 (the “Original Registration Statement”). The Registration Statement relates to the proposed offering and sale of up 182,500 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), consisting of up to 50,000 Shares (the “Company Shares”) proposed to be offered by the Company and 132,500 Shares (the “Shareholder Shares”) proposed to be offered by certain of the selling shareholders referred to in the Original Registration Statement (the “Selling Shareholders”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

ICT Group, Inc.

April 5, 2006

Based upon the foregoing, we are of the opinion that:

(1) The Company Shares are duly authorized. Upon issuance and delivery of the Company Shares against payment for the Company Shares in accordance with the terms of the Underwriting Agreement relating to the Shares, the Company Shares will be validly issued, fully paid and nonassessable.

(2) The Selling Shareholder Shares are duly authorized. The outstanding Shares owned by the Selling Shareholders are, and the Shares that are issuable to the Selling Shareholders upon exercise of stock options held by the Selling Shareholders, when issued to the Selling Shareholders upon exercise of such options and upon payment for the Shares underlying such options in accordance with the terms of such options and the Company’s Equity Incentive Plan or 1996 Equity Compensation Plan, as applicable, will be, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

ICT Group, Inc.

April 5, 2006

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP